Exhibit 23
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-110552 and 333-131455) and S-8 (Nos. 333-160867 333-114897 and 333-118771) of Access National Corporation and subsidiaries of our reports dated March 29, 2011, relating to the consolidated financial statements and the effectiveness of Access National Corporation’s internal control over financial reporting, which appear in this Annual Form 10-K for the year ended December 31, 2010.

/s/ BDO USA, LLP

BDO USA, LLP
Richmond, Virginia
March 29, 2011